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EXHIBIT 5

LEGALITY OF SECURITIES OPINION

August 13, 2001

The Board of Directors
Electric City Corp.
1280 Landmeier Road
Elk Grove Village, IL 60007-2410

Dear Sirs:

    I am General Counsel of Electric City Corp., a Delaware corporation (the "Company"). I have examined the registration statement on Form SB-2 filed with the Securities and Exchange Commission on August 13, 2001 (Registration Statement No.           ) and all amendments thereto filed on or before the date of this opinion for registration under the Securities Act of 1933, as amended, of 4,491,097 shares of common stock, par value $0.00001 per share, of the Company. I have also examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and I am familiar with the corporate proceedings had and contemplated in connection with the issuance of shares by the Company. I have also made such other examination as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

    On the basis of the foregoing, I am of the opinion that 2,996,097 of the 4,491,097 shares of common stock to be offered by the selling stockholders under such Registration Statement have been legally issued and are fully paid and non-assessable, and that the remaining 1,495,000 shares of common stock to be offered by the selling stockholders under such Registration Statement upon acquisition of such shares pursuant to exercise of warrants or options held by such selling shareholders (as described in such Registration Statement) will be legally issued and fully paid and non-assessable.

    I hereby consent to the filing of this opinion as an exhibit to such registration statement and to the reference to me in the prospectus under the caption "Interest of Named Experts and Counsel".

Sincerely,

/s/ Greg M. Rice

Greg M. Rice, General Counsel

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LEGALITY OF SECURITIES OPINION